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Exhibit 99.1

REPORT OF INDEPENDENT AUDITORS

The Board of Directors and Shareholders of OnCure Holdings, Inc.

Report on the Financial Statements

        We have audited the accompanying consolidated financial statements of OnCure Holdings, Inc. and subsidiaries, which comprise the consolidated balance sheets as of December 31, 2012 and 2011, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the years in the three year period ended December 31, 2012, and the related notes to the consolidated financial statements.

Management's Responsibility for the Financial Statements

        Management is responsible for the preparation and fair presentation of these financial statements in conformity with U.S. generally accepted accounting principles; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free of material misstatement, whether due to fraud or error.

Auditor's Responsibility

        Our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.

        An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on the auditor's judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements.

        We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

        In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of OnCure Holdings, Inc. and subsidiaries at December 31, 2012 and 2011, and the consolidated results of their operations and their cash flows for each of the years in the three year period ended December 31, 2012 in conformity with U.S. generally accepted accounting principles.

OnCure Holdings, Inc. and Subsidiaries' Ability to Continue as a Going Concern

        The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has recurring losses from operations that raises substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty. Our opinion is not modified with respect to this matter.

/s/ Ernst & Young LLP

Denver Colorado
March 29, 2013

OnCure Holdings, Inc. and Subsidiaries

Consolidated Balance Sheets

(In Thousands, Except Share and Per Share Amounts)

	December 31,
	2012	2011
Assets
Current assets:
Cash	$6,380	$6,988
Accounts receivable, less allowances of $1,931 and $1,955, respectively	16,389	18,812
Deferred income taxes	982	1,391
Prepaid expenses	2,917	2,477
Other current assets	605	991

Total current assets	27,273	30,659
Property and equipment, net	27,371	31,117
Goodwill	81,353	174,353
Management service agreements, net	27,395	45,295
Other assets, net	9,454	12,055

Total assets	$172,846	$293,479
Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$2,220	$1,709
Accrued expenses	7,256	6,436
Accrued interest	3,096	3,084
Current portion of debt	7,357	292
Current portion of obligations under capital leases	1,288	1,341
Other current liabilities	311	446

Total current liabilities	21,528	13,308
Long-term debt, net of unamortized discount of $2,617 and $3,049, respectively, less current portion	208,250	206,951
Capital leases, less current portion	858	2,146
Other long-term liabilities	2,575	2,403
Deferred income tax liabilities	1,673	12,608

Total liabilities	234,884	237,416
Stockholders' equity:
OnCure Holdings, Inc. stockholder's equity:Preferred stock, $0.001 par value, 1,000,000 shares authorized, no shares issued and outstanding	—	—
Common stock, $0.001 par value, 50,000,000 shares authorized, 26,317,675 shares issued and outstanding	26	26
Additional paid-in capital	96,815	96,299
Accumulated deficit	(161,229)	(42,668)

Total OnCure Holdings, Inc. stockholders' equity	(64,388)	53,657
Noncontrolling interest	2,350	2,406

Total stockholders' equity	(62,038)	56,063

Total liabilities and stockholders' equity	$172,846	$293,479

See accompanying notes.

OnCure Holdings, Inc. and Subsidiaries

Consolidated Statements of Operations

(In Thousands)

	Year Ended December 31,
	2012	2011	2010
Net revenue	$93,927	$100,739	$97,334
Cost of operations:
Salaries and benefits	31,973	32,229	34,686
Depreciation and amortization	15,451	17,445	18,365
Impairment loss	104,757	—	—
General and administrative expenses	40,026	38,887	35,082

Total operating expenses	192,207	88,561	88,133

(Loss) income from operations	(98,280)	12,178	9,201
Other income (expense):
Interest expense	(27,039)	(26,816)	(22,908)
Debt extinguishment costs	(1,098)	—	(2,932)
Loss on interest rate swap	—	—	(267)
Equity interest in net earnings of joint ventures	373	340	436
Impairment loss on equity interest of joint venture	(2,741)	(160)	—
Interest income and other (expense), net	(59)	(491)	(920)

Total other expense	(30,564)	(27,127)	(26,591)

Loss from continuing operations before income taxes	(128,844)	(14,949)	(17,390)
Income tax benefit	10,526	4,637	6,969

Loss from continuing operations	(118,318)	(10,312)	(10,421)
Discontinued operations, net of tax:
Impairment loss from discontinued operations	—	—	(275)

Consolidated net loss	(118,318)	(10,312)	(10,696)
Less: Net income attributable to noncontrolling interest	243	1	—

Net loss attributable to OnCure Holdings, Inc.	$(118,561)	$(10,313)	$(10,696)

See accompanying notes.

OnCure Holdings, Inc. and Subsidiaries

Consolidated Statements of Stockholders' Equity

(In Thousands, Except Share Amounts)

	Preferred Stock		Common Stock					Total Stock- holders' Equity
					Additional Paid-In Capital	Accumulated Deficit	Non- controlling Interest
	Shares	Amount	Shares	Amount
Balance at January 1, 2010	—	$—	26,317,675	$26	$95,735	$(21,659)	$—	$74,102
Stock-based compensation	—	—	—	—	588	—	—	588
Net loss	—	—	—	—	—	(10,696)	—	(10,696)

Balance at December 31, 2010	—	—	26,317,675	26	96,323	(32,355)	—	63,994
Stock-based compensation	—	—	—	—	381	—	—	381
Sale of subsidiary shares to noncontrolling interest	—	—	—	—	(405)	—	2,405	2,000
Net (loss) income	—	—	—	—	—	(10,313)	1	(10,312)

Balance at December 31, 2011	—	—	26,317,675	26	96,299	(42,668)	2,406	56,063
Stock-based compensation	—	—	—	—	516	—	—	516
Distributions paid to noncontrolling interest	—	—	—	—	—	—	(299)	(299)
Net (loss) income	—	—	—	—	—	(118,561)	243	(118,318)

Balance at December 31, 2012	—	$—	26,317,675	$26	$96,815	$(161,229)	$2,350	$(62,038)

See accompanying notes.

OnCure Holdings, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31,
	2012	2011	2010
Operating activities
Net loss	$(118,318)	$(10,312)	$(10,696)
Adjustments to reconcile net loss to net cash provided by operating activities:
Equity interest in net earnings of joint ventures	(373)	(340)	(436)
Depreciation	9,366	10,889	11,609
Amortization	6,085	6,556	6,756
Amortization of loan fees and deferred interest expense	1,775	1,523	1,442
Debt extinguishment costs	1,098	—	2,932
Impairment losses	107,498	160	—
Impairment loss from discontinued operations	—	—	275
Deferred income tax benefit	(10,526)	(4,637)	(6,981)
Stock-based compensation	516	381	588
Provision for bad debts	2,394	2,573	2,423
Other, net	429	947	734
Changes in operating assets and liabilities:
Accounts receivable	29	(4,112)	1,456
Prepaid expenses and other current assets	325	2,367	340
Accounts payable and accrued expenses	1,343	(834)	2,208
Other liabilities	(392)	143	(2,576)

Net cash provided by operating activities	1,249	5,304	10,074
Investing activities
Purchases of property and equipment	(3,105)	(5,141)	(8,038)
Distribution received from unconsolidated joint ventures	362	290	720
Investment in unconsolidated joint ventures	(900)	(392)	—

Net cash used in investing activities	(3,643)	(5,243)	(7,318)
Financing activities
Proceeds from issuance of debt	—	—	206,348
Principal repayments of debt	(1,037)	(392)	(196,773)
Payment of debt issuance costs	(1,537)	(118)	(8,963)
Principal repayments of capital leases	(1,341)	(1,610)	(1,686)
Draw on Credit Agreement	6,000	—	—
Distribution to noncontrolling interest	(299)	—	—
Proceeds from sale of noncontrolling interest	—	2,000	—

Net cash provided by (used in) financing activities	1,786	(120)	(1,074)

Net (decrease) increase in cash	(608)	(59)	1,682
Cash, beginning of year	6,988	7,047	5,365

Cash, end of year	$6,380	$6,988	$7,047

Supplemental disclosure of cash flow information
Cash paid during the period for:
Interest	$25,329	$25,268	$18,989
Income taxes, net	8	8	246
Supplemental disclosure of noncash transactions
Fixed assets purchased through notes payable	2,590	—	—

See accompanying notes.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements

December 31, 2012

1. Organization and Business Summary

        OnCure Holdings, Inc. is a Delaware corporation formed in 2006 to acquire 100% of the issued and outstanding common stock of Oncure Medical Corp. ("the Merger"). OnCure is substantially owned by funds managed by Genstar Capital, LLC.

        OnCure is principally engaged in providing capital equipment and business management services to oncology physician groups ("Groups") that treat patients at cancer centers ("Centers"). The Company owns the Centers' assets and provides services to the Groups through exclusive, long-term management services agreements. OnCure provides the Groups with oncology business management expertise and new technologies including radiation oncology equipment and related treatment software. Business services that OnCure provides to the Groups include non-physician clinical and administrative staff, operations management, purchasing, managed care contract negotiation assistance, reimbursement, billing and collecting, information technology, human resource and payroll, compliance, accounting, and treasury. Under the terms of the management service agreements, the Company is reimbursed for certain operating expenses of each Center and earns a monthly management fee from each Group. The management fee is primarily based on a predetermined percentage of each Group's earnings before interest, income taxes, depreciation, and amortization ("EBITDA") associated with the provision of radiation therapy. The Company manages the radiation oncology business operations of three Groups in Florida, seven Groups in California, and one Group in Indiana. The Company's management fee ranges from 40% to 60% of EBITDA, with one Group in California whose fee is 72% of net revenue.

        On December 1, 2011, the Company contributed all of the existing assets, operations and liabilities of its Simi Valley Cancer Center to a newly formed California limited liability company, Simi Valley Cancer Center Management, LLC ("the LLC"). Simi Valley Hospital & Health Care Services, ("Simi"), a nonprofit hospital, purchased a 50% interest in the LLC for $2.0 million. The LLC will provide technical clinical and management services to our existing affiliated physician Groups.

        The Company's financial statements have been presented on the basis that it is a going concern, which contemplates the realization of assets and satisfaction of liabilities in the normal course of business, however there is substantial doubt regarding the Company's ability to continue as a going concern through December 31, 2013. The Company had a net loss of $118.6 million for the year ended December 31, 2012. The Company cannot assure that the business will generate sufficient cash flow from operations or that future borrowings will be available under the Credit Agreement or from other sources in an amount sufficient to enable the Company to service its indebtedness, including the notes, or to fund other liquidity needs. The Company is currently obligated to pay approximately $12.3 million in May and November each year in interest on the $210.0 million of Senior Notes, has $15.0 million payable in May 2013 on its Amended and Restated Credit Agreement (including $9.0 million drawn subsequent to December 31, 2012), and $3.3 million of other notes payable and capital lease obligation payments due in 2013. If the Company is unable to generate sufficient cash flow to service its indebtedness or refinance the debt on favorable terms, it could have a significant adverse effect on the financial condition of the Company, the value of the outstanding debt, and the ability to make any required cash payments under indebtedness, including the Senior Notes. The Company is pursuing a variety of strategic initiatives and restructuring alternatives. The Company can give no assurance that it will be able to obtain funds from financing opportunities or restructure its indebtedness, or that if available, the Company will be able to restructure its indebtedness or obtain funds on favorable terms and conditions. If the Company cannot restructure its

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

1. Organization and Business Summary (Continued)

indebtedness or secure additional funds it may be required to take other measures, including bankruptcy protection.

2. Significant Accounting Policies

Principles of Consolidation

        The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. The Company has determined that none of its existing management services agreements with its Groups meet the requirements for consolidation of the Groups under U.S. generally accepted accounting principles. Specifically, the Company does not have an equity ownership interest in any of the Groups. Furthermore, the Company's service agreements specifically do not give the Company "control" of the Groups as the Company does not have exclusive authority over decision making and the Company does not have a financial interest in the Groups. All significant intercompany accounts and transactions have been eliminated.

Reclassifications

        Certain previously reported financial information has been reclassified to conform to the current presentation. Such reclassifications did not materially affect the Company's consolidated financial condition, net loss, or cash flows as previously reported.

Use of Estimates

        The preparation of the Company's consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenues, and expenses, as well as disclosures at the date of the consolidated financial statements.

        Management considers many factors in selecting appropriate financial accounting policies and controls, and in developing the estimates and assumptions that are used in the preparation of these financial statements. Management must apply significant judgment in this process. In addition, other factors may affect estimates, including expected business and operational changes, sensitivity and volatility associated with the assumptions used in developing estimates, and whether historical trends are expected to be representative of future trends. The estimation process often may yield a range of potentially reasonable estimates of the ultimate future outcomes and management must select an amount that falls within that range of reasonable estimates. Consequently, actual results may differ from those estimated amounts used in the preparation of the consolidated financial statements.

Recent Accounting Pronouncements

        In July, 2011, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update (ASU) No. 2011-07, Health Care Entities (Topic 954), Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts, and the Allowance for Doubtful Accounts for Certain Health Care Entities (a consensus of the FASB Emerging Issues Task Force). This ASU contains amendments that require health care entities to change the presentation of their statement of operations by reclassifying the provision for bad debts associated with patient service revenue from an operating expense to a deduction

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Significant Accounting Policies (Continued)

from revenue, net of contractual allowances and discounts. The new guidance is effective for fiscal years and interim periods within those fiscal years beginning after December 15, 2011. All periods presented in these consolidated financial statements and notes to consolidated financial statements have been reclassified in accordance with ASU 2011-07. The adoption of this ASU does not have any impact on net income or loss.

Net Revenue

        The Company's physician groups receive payments for their services and treatments rendered to patients covered by Medicare, Medicaid, third-party payors and self-pay. Revenue consists primarily of net patient service revenue that is recorded based upon established billing rates less allowances for contractual adjustments. Third-party payors include private health insurance, as well as related payments for co-insurance and co-payments. Estimates of contractual allowances for patients with healthcare coverage are based upon the payment terms specified in the related contractual agreements. Revenue related to uninsured patients and co-payment and deductible amounts for patients who have health care coverage may have discounts applied (uninsured discounts and contractual discounts). The Company also records a provision for bad debts based primarily on historical collection experience related to these uninsured accounts to record the net self-pay accounts receivable at the estimated amounts we expect to collect. The affiliated physician groups assign their accounts receivable to the Company. Accounts receivable and the related cash flows upon collection of these accounts receivable are reported net of estimated allowances for doubtful accounts and contractual adjustments.

        The Company's physician groups' net revenue is summarized by payor source in the following table:

	Year Ended December 31,
	2012	2011	2010
Third-party payors	53%	54%	55%
Medicare	39%	39%	38%
Medicaid	7%	6%	6%
Self-pay	1%	1%	1%

        Net revenue is recorded at the amount earned by the Company under the management services agreements. Services rendered by the respective Groups are billed by the Company, as the exclusive billing agent of the Groups, to patients, third-party payors, and others. The Company's management fees are dependent on the EBITDA (or in one case, revenue) of each treatment center. As such, revenues generated by the Groups significantly impact the amount of management fees recognized by the Company. If differences between the Groups' revenues and the expected reimbursement are identified based on actual final settlements, there would be an impact to the Company's net revenue. As a result of these changes to the Groups' revenues and related EBITDA, there was no material adjustment in the Company's net revenue for the years ended December 31, 2012, 2011 and 2010. Amounts distributed to the Groups for their services under the terms of the management services agreements totaled $27.0 million, $27.8 million and $26.8 million for the years ended December 31, 2012, 2011 and 2010, respectively. As of December 31, 2012 and 2011, amounts payable to the Groups for their services of $1.9 million and $3.0 million, respectively, were included in accrued expenses. Net revenue is presented net of bad debt expense of

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Significant Accounting Policies (Continued)

$2.4 million, $2.6 million and $2.4 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Groups derive a significant portion of revenue from amounts billed to Medicare, Medicaid, and other payors that receive discounts from the Groups' approved gross billing amount. As the Company is not a medical provider, all contracts are between the Group and the responsible parties, but assisting in the negotiation of contract terms is one of the business services provided by the Company under its management services agreements. The Company must estimate the total amount of these discounts, which reduce revenue for both the Groups and the Company, to prepare its consolidated financial statements. The Medicare and Medicaid regulations and various managed care contracts under which these discounts must be calculated are complex and subject to interpretation and adjustment. Additionally, as regulations are updated and contracts are renegotiated, management reviews and assesses its estimate of discounts.

        During 2012, 2011 and 2010, approximately 46%, 45% and 44%, respectively, of the Groups' revenues related to services rendered under the Medicare and Medicaid programs. In the ordinary course of business, the Company, as the Groups' billing agent, and the Groups are potentially subject to a review by regulatory agencies concerning the accuracy of billings and sufficiency of supporting documentation of procedures performed. Laws and regulations governing the Medicare and Medicaid programs are extremely complex and subject to interpretation. As a result, there is at least a reasonable possibility that estimates will change by a material amount in the near term.

        The Company has four management agreements that generated approximately 27%, 13%, 13% and 11% of revenue, respectively, for the year ended December 31, 2012, 26%, 15%, 13% and 11% of revenue, respectively, for the year ended December 31, 2011, and 24%, 15%, 13% and 10% of revenue, respectively for the year ended December 31, 2010.

Cash and Cash Equivalents

        The Company considers all highly liquid securities with original maturities of three months or less to be cash equivalents.

Accounts Receivable, Net

        The Company receives payments for services rendered from Medicare and Medicaid, third-party payors, and self-pay patients. Fees billed to contracted third-party payors and government sponsored programs are automatically adjusted to the allowable payment amount at the time of billing. The Company recognizes that revenues and receivables from government agencies are significant to the operations, but does not believe there are significant credit risks associated with these government agencies. The Company does not believe there are any other significant concentrations of revenues from any particular payor that would subject the Company to any significant credit risks in the collection of our accounts receivable.

        For third-party payors with whom the Company does not have contracts and self-pay patients, the amount expected will be paid for services is estimated and recorded at the time of billing. The Company revises these estimates at the time billings are collected for any actual differences in the amount received and the net billings due.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Significant Accounting Policies (Continued)

        Accounts receivable are reduced by an allowance for doubtful accounts. Additions to the allowance for doubtful accounts are made by means of the provision for bad debts. The amount of the provision for bad debts is based upon management's assessment of historical and expected net collections, business and economic conditions, trends in federal, state and private employer health care coverage and other collection indicators. The majority of bad debt adjustments are on charges due directly from patients (including co-payment and deductible amounts from patients who have health care coverage and charges from uninsured patients). Accounts are written off when all reasonable internal and external collection efforts have been exhausted. Write-offs are based upon specific identification and the write-off process requires a write-off adjustment entry to the patient accounting system. Management relies on the results of detailed reviews of historical write-offs and recoveries at the treatment centers related to self-pay balances as a primary source of information to utilize in estimating the provision for bad debt adjustments and allowance for doubtful accounts. The analysis is performed monthly and the allowance for bad debt accounts is adjusted accordingly.

        A summary of the activity in the allowance for doubtful accounts is as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Balance, beginning of year	$1,955	$1,947	$2,683
Additions charged to provision for bad debts	2,394	2,573	2,423
Accounts receivable written-off (net of recoveries)	(2,418)	(2,565)	(3,159)

Balance, end of year	$1,931	$1,955	$1,947

Property and Equipment

        Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is provided using the straight-line method over their estimated useful lives. Leasehold improvements are amortized over the lesser of the estimated useful life of the improvement or the life of the lease. Amortization of assets under capital lease obligations is included in depreciation and amortization in the accompanying consolidated statements of operations.

        Major asset classifications and useful lives are as follows:

Buildings	7 years
Clinical medical equipment	5 - 10 years
Office, computer, and telephone equipment	2 - 10 years

        Expenditures for repairs and maintenance are charged to expense when incurred. Expenditures for major renewals and betterments, which extend the useful lives of existing equipment, are capitalized and depreciated.

Management Services Agreements, Net

        Management services agreements represent the intangible assets that were purchased in the Merger. In connection with the Merger, existing services agreements were recorded at their estimated fair values based upon an independent valuation. The agreements are noncancelable except for performance defaults that are subject to various notices and cure periods.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Significant Accounting Policies (Continued)

        The Company amortizes the management services agreement intangible assets on a straight-line basis over the term of each agreement, including one renewal option period, which range from 4 to 20 years (see Note 4).

        The Company recorded impairment losses for its management services agreements for the year ended December 31, 2012 which are included in cost of operations in the accompanying consolidated statements of operations (see Note 4).

Long-Lived Assets

        Property and equipment that is intended to be held and used by the Company and management services agreement intangible assets are reviewed to determine whether any events or changes in circumstances indicate the carrying amounts of the assets may not be recoverable. If factors exist that indicate the carrying amounts of the assets may not be recoverable from estimated future cash flows, the Company determines whether an impairment has occurred through the use of an undiscounted cash flow analysis and, if necessary, would recognize a loss for the difference between the carrying amounts and the fair values of the assets. Impairment analysis is subjective and assumptions regarding future growth rates and operating expense levels can have a significant impact on the expected future cash flows and impairment analysis.

        The Company recorded an impairment loss from discontinued operations in its consolidated statement of operations for the year ended December 31, 2010 (see Note 5).

        The Company recorded impairment losses from its investment in an unconsolidated joint venture for the year ended December 31, 2012 and 2011, which are included in operating expenses in the accompanying consolidated statements of operations (see Note 9).

        The Company has determined that there have been no other events or changes in circumstances to indicate the carrying amount of the assets may not be recoverable, thus no other impairment was recorded.

Goodwill

        The Company tests for the impairment of goodwill on October 1 of each year, or whenever events or changes in circumstances indicate its carrying value might not be recoverable. The provisions require that a two-step impairment test be performed on goodwill. In the first step, the fair value of the Company is compared to the carrying value of the net assets. Fair value is estimated using discounted cash flows and other market-related valuation models. If the fair value of the Company exceeds the carrying value of the net assets, goodwill is considered not to be impaired and the Company is not required to perform further testing.

        If the carrying value of the net assets exceeds the fair value of the Company, then the Company must perform the second step of the impairment test in order to determine the implied fair value of the Company's goodwill. If the carrying value of the goodwill exceeds its implied fair value, the Company would record an impairment loss equal to the difference.

        The Company recorded impairment losses for its goodwill for the year ended December 31, 2012 which are included in cost of operations in the accompanying consolidated statements of operations (see Note 4).

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Significant Accounting Policies (Continued)

Allocation of Acquisition Consideration

        The allocation of acquisition consideration requires the use of accounting estimates and judgments to allocate consideration to identifiable tangible assets acquired and liabilities assumed based on their respective fair values. Such fair value estimates, which consider market participant assumptions, include, but are not limited to, estimating future cash flows and developing appropriate discount rates. The operating results of acquired entities are included in the Company's consolidated statements of operations from the date of acquisition.

Other Assets, Net

        Other assets consist primarily of deferred debt financing costs, which are capitalized and amortized to interest expense over the terms of the related debt agreements, and investments in unconsolidated subsidiaries.

Income Taxes

        The income tax benefit represents the estimated current and deferred federal and state income taxes. Deferred taxes arise primarily from the recognition of revenues and expenses in different periods for income tax and financial reporting purposes. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be settled. The effect on deferred taxes of a change in tax rates is recognized in income in the period that includes the enactment date. The impact of a tax position is recognized when it is more than likely than not to be sustained on audit. The benefit recognized is the largest amount that is more likely than not to be sustained. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount more likely than not to be realized.

Stock-Based Compensation

        The Company recognizes compensation expense in its consolidated statements of operations for all share-based payment awards to employees and directors. The fair value of share-based payment awards is estimated at the grant date using an option pricing model, and the portion that is ultimately expected to vest is recognized as compensation cost over the requisite service period, which is generally the vesting period.

        The Company adopted the "simplified method" to determine the expected term for options in its Black-Scholes-Merton option pricing model. The "simplified method" states that the expected term is equal to the average of the vesting term plus the contract term of the option.

        The Company uses the Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards and recognizes share-based compensation costs over the vesting period using the straight-line single option method. Because the Company does not have publicly traded equity, the Company has developed a volatility assumption to be used for option valuation based upon an index of publicly traded peer companies. In selecting comparable companies, the Company looked at several factors including industry and size in terms of market capitalization.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

2. Significant Accounting Policies (Continued)

        The Company bases the risk-free interest rate on the implied yield in effect at the time of option grant on U.S. Treasury zero-coupon issues with equivalent remaining terms.

        Share-based compensation is recognized only for those awards that are ultimately expected to vest. The Company records compensation expense over the vesting period, net of estimated forfeitures, and revises those estimates in subsequent periods if actual forfeitures differ from those estimates.

Fair Value of Financial Instruments

        The Company's receivables, payables, prepaids, line of credit, and accrued liabilities are current assets and obligations and, accordingly, the recorded values are believed by management to approximate fair value due to the short-term maturity of these instruments.

        The fair value of the Company's long-term debt was approximately $96.6 million and $168.0 million as of December 31, 2012 and 2011, respectively. While the Company's long-term debt has not been listed on any securities exchange or inter-dealer automated quotation system, the Company has estimated the fair value of its long-term debt based on indicative pricing published by investment banks. While the Company believes these approximations to be reasonably accurate at the time published, indicative pricing can vary widely depending on volume traded by any given investment bank and other factors.

Segment Information

        The Company's business of providing capital equipment and business management services to Groups that treat patients at Centers comprises a single reportable operating segment.

3. Property and Equipment

        The Company's property and equipment consisted of the following (in thousands):

	December 31,
	2012	2011
Buildings and leasehold improvements	$9,959	$9,857
Furniture and fixtures	7,963	6,703
Medical equipment	70,685	67,334

	88,607	83,894
Less accumulated depreciation and amortization	(61,236)	(52,777)

	$27,371	$31,117

        Depreciation expense was approximately $9.4 million, $10.9 million and $11.6 million for the years ended December 31, 2012, 2011 and 2010, respectively.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

3. Property and Equipment (Continued)

        Capital leased assets included in property and equipment are as follows (in thousands):

	December 31,
	2012	2011
Medical equipment	11,810	11,810
Less accumulated depreciation	(7,696)	(6,450)

	$4,114	$5,360

        The portion of depreciation expense relating to capital lease equipment was $1.2 million, $1.4 million and $1.4 million for the years ended December 31, 2012, 2011 and 2010, respectively. Depreciation expense for capital leased assets is included in depreciation and amortization expense in the consolidated statements of operations.

4. Goodwill and Management Services Agreements

        Management services agreement intangible assets consist of the following (in thousands):

	December 31,
	2012	2011
Cost	$82,110	$82,110
Impairment loss	(11,757)	—
Less accumulated amortization	(42,958)	(36,815)

Carrying value	$27,395	$45,295

        Amortization expense was $6.1 million, $6.6 million and $6.8 million for the years ended December 31, 2012, 2011 and 2010, respectively. The weighted-average amortization period is 10 years.

        The estimated aggregate future amortization expense for management services agreement intangible assets is as follows at December 31, 2012 (in thousands):

2013	$3,707
2014	3,685
2015	3,373
2016	3,168
2017	2,283
Thereafter	11,179

$27,395

        The Company determined when performing its annual impairment test for goodwill in the fourth quarter that the fair value of its reporting unit was less than its carrying value and a further impairment analysis was required. The Company estimated the implied fair value of goodwill in a consistent manner utilized to estimate the amount of goodwill recognized in a business combination. As a result, the Company calculated the estimated fair value of certain non-recorded assets, including management services agreements. The implied fair value of goodwill was measured as the excess of the estimated fair

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

4. Goodwill and Management Services Agreements (Continued)

value of the reporting unit over the amounts assigned to its assets and liabilities. The impairment loss for the reporting unit was measured by the amount that the carrying value of goodwill exceeded the implied fair value of the goodwill. Based on this assessment, the Company recorded an impairment charge of $93.0 million. Considerable management judgment is necessary to estimate the fair value of the reporting unit and goodwill. The Company determined the fair value of the reporting unit based on the income approach, using a discounted cash flow, or DCF, analysis to value the long-term future cash flows. With respect to the DCF analysis, the timing and amount of future cash flows requires critical management assumptions, including estimates of expected future net revenue growth rates, EBITDA contributions, expected capital expenditures and an appropriate discount rate and terminal value. Management's assumptions were based on analysis of current and expected future economic conditions.

        Also the fourth quarter of 2012, the Company determined that its previously projected cash flows were not likely to be achieved and as a result revised these estimated cash flows and determined that its long-lived management services agreement assets were not recoverable through future cash flows. As a result, the Company determined the fair value of the management services agreement intangible assets utilizing a DCF analysis with consistent assumptions to those in the goodwill impairment analysis. Based on this assessment, the Company recorded an impairment of $11.8 million for the year ended December 31, 2012, which is included in operating expenses in the accompanying consolidated statements of operations.

        The Company's impairment test for goodwill and intangible assets primarily occurred as a result of its review of growth expectations and the release of the final rule issued on the physician fee schedule for 2013 and expectations for 2014 by the Centers for Medicare and Medicaid Services ("CMS"), the government agency responsible for administering the Medicare program, in November 2012, which included certain rate reductions on Medicare payments to freestanding radiation oncology providers in excess of the Company's anticipated rate reductions. The Company's analysis included (i) an assessment of current and expected future economic conditions, (ii) trends, strategies and forecasted discounted cash flows and (iii) assumptions similar to those that market participants would make in valuing the Company.

        The changes in the carrying amount of goodwill are as follows (in thousands):

	December 31,
	2012	2011
Cost	$174,353	$174,353
Impairment loss	(93,000)	—

Carrying value	$81,353	$174,353

5. Discontinued Operations

        The Company ceased operations at the Sonora Regional Cancer Center as of June 30, 2008, and placed Sonora's tangible assets in storage. The Company impaired the value of Sonora's clinical medical equipment to estimated net realizable value based on market price for similar assets and recognized an impairment loss from the discontinued operation for the property, plant, and equipment in the Company's consolidated statement of operations of approximately $0.3 million for the year ended December 31, 2010.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

6. Debt

        The Company's debt consisted of the following (in thousands):

	December 31,
	2012	2011
Senior secured notes	$210,000	$210,000
Credit agreement	6,000	—
Notes payable	2,224	292
	218,224	210,292
Less unamortized discount	(2,617)	(3,049)
Less current portion of long-term debt	(7,357)	(292)

	$208,250	$206,951

        Maturities of debt are as follows at December 31, 2012 (in thousands):

2013	$7,357
2014	867
2015	—
2016	—
Thereafter	210,000

$218,224

        The principal terms of the agreements that govern the Company's outstanding indebtedness are summarized below:

11.75% Senior Secured Notes

        On May 13, 2010, the Company concluded an offering for $210.0 million of 11.75% Senior Secured Notes ("Senior Notes") which will mature on May 15, 2017, which were exchanged in January 2011 for registered notes with substantially identical terms. The Senior Notes generated net proceeds to the Company of $206.3 million, which were utilized to repay the outstanding balances of the Company's outstanding debt along with $9.0 million of expenses of the offering. The Senior Notes are secured by the assets of the Company and its subsidiaries and are guaranteed by the Company's subsidiaries. Semi-annual interest payments of $12.4 million are due on May 15th and November 15th of each year. Prior to May 15, 2013, up to 35% of the Senior Notes are redeemable at the option of the Company, with proceeds from an equity offering, at a redemption price of 111.75%. On or after May 15, 2014, 2015 and 2016 the Senior Notes are redeemable at the option of the Company at redemption prices of 105.875%, 102.938% and 100.0%, respectively.

        The Senior Notes are governed by an indenture that contains certain restrictive covenants. These restrictions affect, and in many respects limit or prohibit, among other things, the ability of the Company and its subsidiaries to incur indebtedness, make prepayments of certain indebtedness, pay dividends, make investments, engage in transactions with stockholders and affiliates, issue capital stock of subsidiaries, create liens, sell assets, and engage in mergers and consolidations.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

6. Debt (Continued)

        On November 30, 2012, OnCure Holdings, Inc. (the "Company") entered into a supplemental indenture (the "Supplemental Indenture") to that certain indenture, dated as of May 13, 2010 (the "Indenture"), among the Company, the guarantors listed therein and Wilmington Trust, National Association (successor by merger to Wilmington Trust FSB), as trustee (the "Trustee") and as collateral agent, with the Guarantors (as defined in the Indenture) and the Trustee. The Supplemental Indenture, among other things, (i) temporarily suspends the requirement that the Company publicly file certain information with the Securities and Exchange Commission (the "SEC") for a period of sixty days, subject to certain conditions and (ii) includes additional restrictions on the Company's ability to make restricted payments and enter into or modify transactions with its affiliates. The entry into the Supplemental Indenture was approved by the holders of approximately 50.3% of the Company's outstanding 11 3/4% Senior Secured Notes due 2017. See Note 15 for a discussion of additional extensions.

Credit Agreement

        On December 24, 2012, OnCure Holdings, Inc. (the "Company") and its direct and indirect subsidiaries (the "Borrower"), entered into an Amended and Restated Credit Agreement with certain lenders (the "Lenders") and Wells Fargo Bank, National Association (the "Administrative Agent").

        The Credit Agreement provides for aggregate commitments of up to $15.0 million in term loans. An initial term loan of $6.0 million was drawn on December 24, 2012. Subsequent to the initial term loan, Borrower may draw up to three (3) additional term loans, with each additional term loan in an aggregate principal amount of not less than $1.0 million. The Credit Agreement is not revolving and amounts repaid or prepaid by Borrower may not be reborrowed. See Note 15 for subsequent borrowing.

        Loans bear interest at the elections of Borrower either at a rate equal to a margin of 7.5% plus the Eurodollar Rate or a margin of 6.5% plus the prime rate. Interest is payable monthly on outstanding loans. The interest rate on outstanding borrowing on the Credit Agreement as of December 31, 2012 was 9.0%.

        Each of the Company's current U.S. subsidiaries is a co-borrower under the Credit Agreement, and, pursuant to the terms of a separate security agreement and other collateral documents, the obligations under the Credit Agreement and all related loan documents are secured by substantially all of the assets of the Borrowers. The ability of the Borrower to draw under the Credit Agreement is conditioned upon, among other things, the Borrower's delivery of certain documentation to the Administrative Agent, the Borrower's ability to reaffirm the representations and warranties contained in the Credit Agreement and the absence of any default or event of default under the Credit Agreement. The commitments provided for in the Credit Agreement terminate on, and all loans under the Credit Agreement have a maturity date of, May 14, 2013.

        Concurrent with the closing of the Credit Agreement, the Company terminated the Revolving Credit Facility entered in May 2010 with GE Capital Markets, Inc. The Company had not drawn on the Revolving Credit Facility as of the termination date.

        The Revolving Credit Facility with GE Capital Markets, Inc., as sole lead arranger and book manager, General Electric Capital Corporation, as administrative agent and collateral agent, provided for aggregate commitments of up to $40.0 million, including a letter of credit sub-facility of $2.0 million and a swing line sub-facility of $2.0 million, and provided for an increase, at the Company's option, of aggregate commitments by $10.0 million, subject to certain conditions.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

6. Debt (Continued)

        On October 18, 2012, the Company financed equipment with a two-year promissory note. The promissory note bears interest at a rate of 7.5% on the outstanding principal balance and is payable monthly in equal payments of $0.1 million.

Loan Fees

        As of December 31, 2012 and 2011, the remaining unamortized balance of deferred loan fees was $6.4 million and $7.3 million, respectively.

        In 2010, the Company recorded $9.0 million of deferred debt issuance costs as a result of the issuance of the Senior Notes and Revolving Credit Facility, which are amortized to interest expense over the term of the respective debt arrangements. The Company recorded $1.5 million of deferred debt issuance costs related to the Credit Agreement, which are amortized as interest expense over the term of the Credit Agreement.

        Upon executing the Credit Agreement, deferred loan fees of $1.1 million related to the retired Revolving Credit Facility were expensed as debt extinguishment costs in the consolidated statements of operations for the twelve months ended December 31, 2012. The Company recorded $1.5 million of deferred debt issuance costs related to the Amended and Restated Credit Agreement, which are amortized as interest expense over the term of the Amended and Restated Credit Agreement.

7. Capital Leases

        The Company is the lessee to several lease agreements to purchase software and medical equipment. Interest rates on the leases range from 8.07% to 8.61%. The leases require monthly principal and interest payments and mature in 2013 through 2014. The leases are collateralized by the equipment leased.

	December 31,
	2012	2011
	(In Thousands)
Minimum lease payable	$2,309	$3,889
Less interest	(163)	(402)
Present value of minimum lease payments	2,146	3,487
Less current portion	(1,288)	(1,341)

	$858	$2,146

        The aggregate amount of future lease payments under capital leases consist of the following at December 31, 2012 (in thousands):

2013	$1,288
2014	858

$2,146

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

8. Income Taxes

        The federal and state income tax benefit (provision) from continuing operations is summarized as follows (in thousands):

	Year Ended December 31,
	2012	2011	2010
Current:
Federal	$—	$—	$1
State	—	—	(13)

	—	—	(12)
Deferred:
Federal	19,941	3,719	5,144
State	5,033	918	1,837

	24,974	4,637	6,981
Less: Change in valuation allowance	(14,448)	—	—

Income tax benefit	$10,526	$4,637	$6,969

        A reconciliation of the statutory federal income tax rate to the Company's effective income tax rate on income from continuing operations before income taxes for the years ended December 31 are as follows:

	Year Ended December 31,
	2012	2011	2010
Federal statutory rate	34.0%	34.0%	34.0%
State income taxes, net of federal benefit	5.2	4.9	4.1
Permanent differences—impairment of goodwill	(19.4)	—	—
Prior-year return adjustment and other	(0.2)	(1.1)	(1.4)
Sale of partnership interest	—	(5.2)	—
True-up and other impacts	(0.2)	(1.7)	3.4
Valuation allowance	(11.2)	—	—

Income tax benefit	8.2%	30.9%	40.1%

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

8. Income Taxes (Continued)

        The tax effects of significant items comprising the Company's deferred taxes as of December 31 are as follows (in thousands):

	December 31,
	2012	2011
Deferred tax assets:
Net operating loss carryforwards	$19,489	$14,078
Accrued wages and benefits	473	533
Allowance for doubtful accounts and other	1,510	858

Total deferred tax assets	21,472	15,469
Deferred tax liabilities:
Intangibles and other assets	(5,307)	(23,117)
Property and equipment	(2,408)	(3,569)

Total deferred tax liabilities	(7,715)	(26,686)
Valuation allowance	(14,448)	—

Net deferred tax liabilities	$(691)	$(11,217)

        The tax benefit of net operating losses, temporary differences, and credit carryforwards is recorded as a deferred tax asset to the extent that management assesses that realization of that deferred tax asset is "more likely than not." Realization of the future tax benefit is dependent on the Company's ability to generate sufficient taxable income to utilize these tax benefits within their carryforward period. As a result of cumulative net operating losses, it is more likely than not that the Company will not generate sufficient taxable income to recover the deferred tax assets recorded for the year ended December 31, 2012 and the Company has recorded a valuation allowance of $14.4 million as of December 31, 2012. The establishment of a valuation allowance does not impair the Company's ability to use the deferred tax assets, such as net operating loss and tax credit carryforwards, upon achieving sufficient profitability.

        At December 31, 2012, the Company had unused federal net operating losses of approximately $49.7 million expiring from 2023 to 2032. Additionally, there are unused state net operating losses of approximately $52.8 million that expire from 2015 to 2032.

        Current federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an ownership change of a corporation. Accordingly, the Company's ability to utilize net operating loss and tax credit carryforwards may be limited in the future as a result of any additional ownership changes. Such a limitation could result in the expiration of carryforwards before they are utilized.

        At each of the years ended December 31, 2012, 2011 and 2010 the Company had $1.0 million of unrecognized tax benefits. The Company is generally subject to federal and state examination for tax years after December 31, 2008, for federal purposes and after December 31, 2007, for state purposes.

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

9. Unconsolidated Joint Ventures

        On May 3, 2011, the Company was notified by Northeast Florida Cancer Services, LLC ("NFCS"), an affiliate of Hospital Corporation of America, of its intent to divest of its 51% ownership in Memorial Southside Cancer Center, LLC ("Memorial"). The Company and Ninth City Landowners, LLP ("Ninth City"), each owned a 24.5% interest in Memorial. On August 31, 2011, the Company and Ninth City jointly acquired NFCS's 51% ownership. As a result of the transaction, the Company and Ninth City each own 50% of Memorial. The assets of the cyber knife business, a component of Memorial, were distributed to NFCS in addition to cash of approximately $0.8 million, 50% of which was paid by the Company, representing the difference in the value of the cyber knife assets distributed and the value of the 51% NFCS ownership interest in Memorial. The Company records its ownership interest under the equity method of accounting for an investment in an unconsolidated joint venture.

        At December 31, 2012 and 2011, the Company determined that its investment in Memorial (which reflects an allocation of the impairment recorded by the Company) was impaired and recorded impairment losses of $2.7 million and $0.2 million, respectively, which are included in other expenses in the accompanying statements of operations.

        At December 31, 2012 and 2011, the Company's investment in Memorial was approximately $1.2 million and $4.0 million, respectively, and is recorded in other assets in the accompanying consolidated balance sheets.

        The condensed financial position and results of operations of Memorial (which reflect an allocation of the impairment recorded by the Company) are as follows (in thousands):

	December 31,
	2012	2011
Assets
Current assets	$929	$1,018
Non-current assets (including allocated impairments)	1,521	6,973

Total assets	$2,450	$7,991

Liabilities and stockholders' equity
Current liabilities	$95	$176
Non-current liabilities	—	—

Total liabilities	95	176
Stockholders' equity	2,355	7,815

Total liabilities and stockholders' equity	$2,450	$7,991

	Year Ended December 31,
	2012	2011	2010
Net revenues	$1,980	$2,738	$3,579
Expenses	1,448	1,657	1,798

Net income	$532	$1,081	$1,781

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

9. Unconsolidated Joint Ventures (Continued)

        A summary of the changes in the equity investment in Memorial is as follows (in thousands):

Balance at January 1, 2011	$3,669
Investments in unconsolidated joint venture	392
Distributions from joint venture	(290)
Impairment loss	(160)
Equity interest in net earnings of joint venture	340

Balance at December 31, 2011	3,951
Distribution from joint venture	(256)
Impairment loss	(2,741)
Equity interest in net earnings of joint venture	266

Balance at December 31, 2012	$1,220

        On March 31, 2012 the Company purchased a 50.1% membership interest in Santa Maria Radiation, LLC, which owns a treatment center and administrative building the Company leases at that location, for an aggregate purchase price of $0.9 million. The earnings and distributions from this unconsolidated joint venture were $0.1 million for the year ended December 31, 2012. The Company records its membership interest under the equity method of accounting for an investment in an unconsolidated joint venture.

10. Commitments and Contingencies

Lease Commitments

        The Company is obligated under various operating leases for most of the Centers and related office space. Certain lease agreements for the Centers have rent escalation clauses that require rent to increase annually. For lease agreements with fixed rent escalation clauses, the Company records the rent expense straight-line over the life of the lease agreement. The Company recorded deferred rent of $2.3 million and $2.0 million as of December 31, 2012 and 2011, respectively, in other long-term liabilities in the accompanying consolidated balance sheets. Total facility rent expense was approximately $9.2 million, $8.8 million and $8.3 million for the years ended December 31, 2012, 2011 and 2010, respectively.

        Future minimum annual lease commitments are as follows at December 31, 2012 (in thousands):

	Commitments	Less Sublease Rentals	Net Rental Commitments
2013	$11,121	$(40)	$11,081
2014	11,135	(40)	11,095
2015	10,755	(40)	10,715
2016	7,017	(14)	7,003
2017	4,716	—	4,716
Thereafter	18,964	—	18,964

	$63,708	$(134)	$63,574

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

10. Commitments and Contingencies (Continued)

Concentrations of Credit Risk

        Financial instruments, which subject the Company to concentrations of credit risk, consist principally of cash and accounts receivable. The Company maintains its cash in bank accounts with highly rated financial institutions. These accounts may, at times, exceed federally insured limits. The Company has not experienced any losses in such accounts. The Groups grant credit, without collateral, to patients, most of whom are local residents. Concentrations of credit risk with respect to accounts receivable relate principally to third- party payors whose ability to pay for services rendered is dependent on their financial condition.

Insurance

        The Company maintains insurance with respect to professional liability and associated various liability risks on a claims-made basis in amounts believed to be customary and adequate. In addition, pursuant to the management services agreement, the Groups are required to maintain comprehensive medical malpractice insurance. The Company is not aware of any outstanding claims or unasserted claims that are likely to be asserted against the Company or the Groups, which would have a material impact on its consolidated financial position or results of operations.

        The Company maintains all other traditional insurance coverage on either a fully insured or high deductible basis.

Legal Proceedings

        The Company is involved in certain legal actions and claims arising in the ordinary course of its business. It is the opinion of management, based on advice of legal counsel, that such litigation and claims will be resolved without material adverse effect on the Company's consolidated financial position, results of operations, or cash flows.

Vidalia Regional Cancer Center, LLC

        In January 2006, the Company formed the Vidalia Regional Cancer Center, LLC as a joint venture with Meadows Regional Medical Center, Inc., ("Meadows"), to develop and operate a new cancer treatment center in Vidalia, Georgia. Both the Company and Meadows committed to fund the initial capital requirements upon issuance of a certificate of need, or CON, by the Georgia Department of Community. The CON was issued to Meadows in 2010 and was contributed to the joint venture as Meadows' initial capital contribution. During 2011, Vidalia Regional Cancer Center, LLC was renamed Meadows Regional Cancer Center, LLC and the operating agreement was amended to include a 40% equity interest for the Company and Meadows and a 20% equity interest for Florida Radiation Oncology Group, LLC. On May 3, 2011, the Amended and Restated Operating Agreement was executed by the parties named above. The Company has committed to provide $1.0 million of initial capital to Meadows Regional Cancer Center, LLC which includes operating lease guarantees, purchases of furniture and fixtures and initial funding of operating working capital. The Company has not contributed any money to the development as of December 31, 2012. Development activities began during the second quarter of 2011 and are expected to conclude during the second quarter of 2013 with the commencement of patient

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

10. Commitments and Contingencies (Continued)

treatment. The Company will record its ownership interest under the equity method of accounting for this joint venture.

11. Retirement Plan

        The Company has a defined contribution retirement plan under Section 401(k) of the Internal Revenue Code (the Retirement Plan). The Retirement Plan allows all full-time employees to defer a portion of their compensation on a pretax basis through contributions to the Retirement Plan. The Company may elect to make a matching contribution of 3% of the employee's eligible compensation up to a maximum of $2,500. The Company's matching contribution for the years ended December 31, 2012, 2011 and 2010, was $0.2 million, $0.3 million, and $0.3 million, respectively.

12. Equity Incentive Plan

        The Company established the OnCure Holdings, Inc. Equity Incentive Plan ("the Plan") pursuant to which the Company may issue to directors, officers, employees, and key consultants of the Company options to purchase shares of common stock. The Plan provides for the issuance of incentive stock options ("ISO") and nonqualified stock options ("NSO"). At December 31, 2012, there were 5,025,228 shares of common stock available for issuance under the Plan. The Plan is administered by the Board of Directors or a committee appointed by the Board of Directors. The administrator determines to whom the award is made, the vesting, timing, amounts, and other terms of the award. The exercise price of an ISO or NSO may not be less than the fair value, as determined by the Board of Directors, of the Company's common stock on the date of the grant. No options granted under the Plan have a term in excess of 10 years from the date of grant. Options issued under the Plan may vest over varying periods of up to four years. One-third of all option grants, with the exception of grants issued to one individual in 2011 which are all time-based, are subject to performance vesting whereby options will vest upon a change in control of the Company. These options will not vest unless change in control occurs and a required rate of return is achieved. Compensation expense related to these options will not be recognized until such time that a change in control is probable.

        Total stock-based compensation expense for the years ended December 31, 2012, 2011 and 2010, was $0.5 million, $0.4 million and $0.6 million, respectively, for stock options granted under the Plan and were recorded in salaries and benefits in the accompanying consolidated statements of operations.

        The weighted-average assumptions used to estimate the fair value of options granted under its option plans for each of the years ending December 31 were as follows:

	2011	2010
Average expected term (years)	5.9	6.25
Expected volatility (weighted-average range)	47%	56% - 57%
Risk-free interest rate	0.9%	1.4% - 2.7%
Expected dividend yield	0%	0%

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

12. Equity Incentive Plan (Continued)

        The following summarizes the stock option activity for the Plan:

	Number of Stock Options	Weighted- Average Exercise Price
Balance at January 1, 2012	4,024,665	$3.35
Granted	—	—
Exercised	—	—
Cancelled, forfeited, and expired	(639,935)	$3.63
Balance at December 31, 2012	3,384,730	$3.29
Options vested	1,769,742
Options expected to vest	1,845,488

        The following table summarizes information about the Company's stock options outstanding under the Plan at December 31, 2012:

Stock Options Outstanding					Stock Options
Range of Exercise Price	Number Outstanding	Weighted- Average Remaining Contractual Term	Weighted- Average Exercise Price	Aggregate Intrinsic Value	Number Exercisable	Weighted- Average Exercise Price	Weighted- Average Remaining Contractual Term	Aggregate Intrinsic Value
$1.50 - $6.60	3,384,730	6.0	$3.29	$—	1,769,742	$3.46	4.9	$—

        The aggregate intrinsic value is calculated as the difference between the exercise price of the underlying awards and the estimated price of the Company's common stock as determined by the Board of Directors at December 31, 2012, for those awards that have an exercise price currently below the estimated price.

        The weighted-average, grant-date fair value of options granted during the years ended December 31, 2011 and 2010, was $1.12 and $1.86, respectively. As of December 31, 2012, there was $0.6 million (net of estimated forfeitures) of total unrecognized compensation cost related to non-vested options granted under the Plan. The weighted-average term over which the compensation cost will be recognized is two years. Total unrecognized compensation cost will be adjusted for future changes in estimated forfeitures.

13. Related-Party Transactions

        The Company has agreed to pay an annual sponsor fee to Genstar Capital, LLC, the beneficial owner of common stock of the Company. The Company is currently accruing, but not paying, the annual sponsor fee that Genstar receives under its advisory services agreement with the Company. Such accrued amounts are due and payable at any time at the request of Genstar. The Company accrued $1.5 million for the year ended December 31, 2012 and paid $1.5 million for the years ended December 31, 2011 and 2010, respectively, which are included in general and administrative expenses in the accompanying consolidated statements of operations.

        The Company has a management services agreement with Coastal Radiation Oncology Medical Group, Inc. ("Coastal"). One of the members of the Company's Board of Directors as of December 31, 2012 was a shareholder of Coastal. The Company earns a management fee based on a fixed percentage of earnings, while Coastal retains the remaining earnings. Under this management services agreement,

OnCure Holdings, Inc. and Subsidiaries

Notes to Consolidated Financial Statements (Continued)

December 31, 2012

13. Related-Party Transactions (Continued)

Coastal retained $7.4 million, $7.5 million and $6.8 million for its medical services for the years ended December 31, 2012, 2011 and 2010, respectively.

        The Company leases its space for three radiation oncology treatment centers and one administrative facility from entities affiliated with the above mentioned director. The Company recorded rent expense related to these leases of approximately $1.0 million, $1.0 million and $1.1 million for the years ended December 31, 2012, 2011 and 2010, respectively. On March 31, 2012 we purchased a 50.1% membership interest in Santa Maria Radiation, LLC, which owns buildings we currently lease in Santa Maria, California, for an aggregate purchase price of $0.9 million.

14. Unaudited Quarterly Consolidated Financial Information

	Quarter Ended March 31,	Quarter Ended June 30,	Quarter Ended September 30,	Quarter Ended December 31,
Year Ended December 31, 2012:
Net revenue	$24,582	$24,432	$22,300	$22,613
Total operating expenses	21,589	21,819	21,221	127,578

Income (loss) from operations	2,993	2,613	1,079	(104,965)

Net loss	$(2,696)	$(3,082)	$(4,619)	$(108,164)

Year Ended December 31, 2011:
Net revenue	$25,760	$25,424	$25,219	$24,336
Total operating expenses	21,764	22,130	21,492	23,335

Income from operations	3,996	3,294	3,727	1,001

Net loss	$(1,695)	$(2,306)	$(1,826)	$(4,485)

15. Subsequent Events

        The Company has evaluated all subsequent events through March 29, 2013, the date these financial statements were available to be issued.

        On January 21, 2013, Jonathan R. Stella, M.D., resigned from the Board of Directors of the Company, effective that date.

        On January 29, 2013, the Company entered into a second supplemental indenture to the Indenture. The Supplemental Indenture, among other things, extends the temporary suspension of the requirement that the Company publicly file certain information with the Securities and Exchange Commission until March 15, 2013, subject to certain conditions.

        On February 13, 2013, the Company borrowed $4.0 million under the Credit Agreement.

        On March 14, 2013, the Company borrowed $5.0 million under the Credit Agreement.

        On March 14, 2013, the Company entered into a third supplemental indenture to the Indenture. The third Supplemental Indenture, among other things, extends the temporary suspension of the requirement that the Company publicly file certain information with the Securities and Exchange Commission until April 12, 2013, subject to certain conditions.

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  Exhibit 99.1
REPORT OF INDEPENDENT AUDITORS
OnCure Holdings, Inc. and Subsidiaries Consolidated Balance Sheets (In Thousands, Except Share and Per Share Amounts)
OnCure Holdings, Inc. and Subsidiaries Consolidated Statements of Operations (In Thousands)
OnCure Holdings, Inc. and Subsidiaries Consolidated Statements of Stockholders' Equity (In Thousands, Except Share Amounts)
OnCure Holdings, Inc. and Subsidiaries Consolidated Statements of Cash Flows (In Thousands)
OnCure Holdings, Inc. and Subsidiaries Notes to Consolidated Financial Statements December 31, 2012